Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 28, 2006, with respect to the consolidated financial statements and schedule of Digene Corporation, Digene Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Digene Corporation incorporated by reference in the Registration Statement (Form F-4 No. 333-00000) and related Prospectus of QIAGEN N.V. for the registration of 42,234,783 shares of its common stock.

/s/  Ernst & Young LLP

McLean, Virginia

June 14, 2007